Item 30. Exhibit (h) i. s1v

AMENDMENT TO PARTICIPATION AGREEMENT

Among

T. ROWE PRICE EQUITY SERIES, INC.

T. ROWE PRICE INVESTMENT SERVICES, INC.

And

C.M. LIFE INSURANCE COMPANY

This Amendment dated and effective this 21 day of March, 2013, amends the Participation Agreement among T. Rowe Price Equity Series, Inc. (“Fund”), T. Rowe Price Investment Services, Inc. (“Underwriter”) and C.M. Life Insurance Company, (“Company”) dated June 1, 1998, as amended, (“Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the parties hereby agree to the following amendments to the Agreement:

The following Recitals are hereby added to the Agreement:

WHEREAS, the Securities and Exchange Commission has adopted Rule 498 of the Securities Act of 1933, as amended
(“Rule 498” or the “Rule”), and the Rule has become effective; and

WHEREAS, the parties wish to define their respective roles and responsibilities for complying with Rule 498;

Article III-A. Rule 498 Compliance is added to the Agreement:

ARTICLE III-A. Rule 498 Compliance

1.	For purposes of this Amendment, the terms “Summary Prospectus” and “Statutory Prospectus” shall have the same meaning as set forth in Rule 498.

2.	Except as otherwise provided herein, if and to the extent that the Fund issues a Summary Prospectus for use by the Company in connection with the sale of shares of the Fund, the Fund shall be responsible for ensuring that any Summary Prospectus complies with the requirements of Rule 498 (b), (e) (for clarity, it is intended that the Fund will be entitled to the benefit of paragraph (e)(4) of the Rule), and (f)(3) and (4).

3.	The Fund will promptly notify the Company in the event that any of the requirements of paragraph (e) of the Rule are not met for any reason, including due to any non-routine or extended interruption in the availability of the Web Site on which any documents of a nature referred to in paragraph (e) are posted by the Fund (“Fund Documents Web Site”).

4.	The Fund will be responsible for compliance with the requirements of Rule 498(f)(1) to the extent of responding to contract owner requests for additional fund documents made directly to the Fund in accordance with the provisions of the Summary Prospectus in question, notwithstanding that the Company may, in its discretion, post a copy of the Fund’s Statutory Prospectuses and/or Summary Prospectuses, Statements of Additional Information, Supplements, Annual Reports, and Semi-Annual Reports on the Company’s Web site.

5.	The Company will be responsible for compliance with the provisions of Rule 498(f)(1) to the extent of responding to contract owner requests for additional Fund documents made directly to the Company. The Company will be responsible for compliance with Rule 498(f)(2).

6.	The Company will be responsible for ensuring compliance with the conditions set out in Rule 498(c) and (d) (other than conditions (3) and (4) of either such paragraph).

7.	Any reference in the Agreement to a “prospectus” of the Fund shall be deemed to include reference to a Summary Prospectus, except where the context otherwise requires.

8.	The parties agree that all other provisions of the Agreement, including the Indemnification provisions, will apply to the terms of this Amendment, as applicable.

9.	The Fund shall provide the Company with a copy of the Summary Prospectus, in PDF or camera-ready form, electronic form, or a form otherwise suitable for printing or duplication. If the Summary Prospectus is not provided in a form suitable for printing or duplication, the Company reserves the right to use the Statutory Prospectus and the Fund shall bear the expense of printing and distributing the Statutory Prospectus as described in the Agreement.

10.	The Fund or the Company may, in their discretion, determine not to make use of any one or more Summary Prospectuses. Until the Fund or the Company notifies the other to the contrary, each of the parties shall be entitled to assume that the other will make use of a Summary Prospectus in respect of each Fund. The Fund and the Company each agree that it will give the other party sufficient (and in any case at least 60 days) notice of its intention to cease use of any Summary Prospectus. The Company shall not change or alter in any way the content or appearance of any Summary Prospectus, except as may be necessary to comply with Rule 498(c)(2).

11.	After the termination of any notice period provided to the Company, the Fund shall continue to maintain the Fund Documents Web Site in compliance with the requirements of this Amendment and Rule 498 for a minimum of 90 days, in order to comply with Rule 498(e)(1).

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized officer.

C.M. LIFE INSURANCE COMPANY		T. ROWE PRICE EQUITY SERIES, INC.

By its authorized officer		By its authorized officer

By:	/s/ Richard J. Byrne	By:	/s/ David Oestreicher
Print Name:	Richard J. Byrne	Print Name:	David Oestreicher
Title:	Vice President	Title:	Vice President

T. ROWE PRICE FIXED INCOME SERIES, INC.

By its authorized officer

		By:	/s/ Fran Pollack-Mate
		Print Name:	Fran Pollack-Mate
		Title:	Vice President